Exhibit 8.1

[VINSON & ELKINS LOGO APPEARS HERE]

June 10, 2009

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

RE:	BREITBURN ENERGY PARTNERS L.P. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), BreitBurn Finance Corporation, a Delaware corporation (“Finance Corp”), and certain other subsidiaries of the Partnership with respect to certain legal matters in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Partnership and Finance Corp under the Securities Act of 1933, as amended (the “Securities Act”), respecting the offer from time to time, pursuant to Rule 415 under the Securities Act, of up to $500,000,000 of:

(i)	common units representing limited partner interests in the Partnership (the “Common Units”);

(ii)	preferred units representing limited partner interests in the Partnership (together with the Common Units the “Units”);

(iii)	options to purchase Units or Debt Securities (as defined below);

(iv)	warrants to purchase Units or Debt Securities;

(v)	rights to purchase Units or Debt Securities;

(vi)	debt securities, which may be co-issued by Finance Corp, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and

(vii)	guarantees of the Debt Securities by BreitBurn Operating GP, LLC, a Delaware limited liability company, and BreitBurn Operating L.P., a Delaware limited partnership.

June 10, 2009 Page 2

We have also participated in the preparation of a Prospectus contained in the Registration Statement (the “Prospectus”) to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Considerations” in the Prospectus.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its General Partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.